Exhibit (a)(5)
LIN TV Corp.
Restricted Stock Exchange Offer

							Restricted
		Expiration	Remaining	Exercise	Options	Options	Shares Upon
Name	Option Date	Date	Life in Years	Price	Outstanding	Exercisable	Exchange

Grants Not Eligible
Doe, John	3/3/1998	8/1/2005	0.17	$0.0000	1,143.0000	0.0000	n/a
Grants Eligible
Doe, John	5/2/2003	5/2/2013	7.92	$23.6000	1,500.0000	750.0000	500.00
Doe, John	3/18/2004	3/18/2014	8.80	$22.7500	1,500.0000	375.0000	500.00
Doe, John	5/2/2002	5/2/2012	6.92	$22.0000	3,450.0000	2,587.5000	1,150.00
		Avg. Life	5.22	$20.0032	6,450.0000	3,712.5000	2,150.0000
Vesting of Restricted Stock

July-06	430.00
July-07	430.00
July-08	430.00
July-09	430.00
July-10	430.00

2,150.00
Value of Restricted Shares

Assumed LIN Price	Value

$15.00	32,250.00
$16.00	34,400.00
$17.00	36,550.00
$18.00	38,700.00
$19.00	40,850.00
$20.00	43,000.00